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                                                                     Exhibit 8.1

                    Opinion of Stinson, Mag & Fizzell, P.C.

                               December 29, 1999



Gold Banc Corporation, Inc.
11301 Nall Avenue
Leawood, Kansas 66211

Ladies and Gentlemen:

          We have acted as counsel to Gold Banc Corporation, Inc., a Kansas corporation ("Gold Banc"), in connection with the transactions contemplated by the Agreement and Plan of Reorganization, dated as of October 22, 1999 (the "Agreement"), by and among Gold Banc, Gold Banc Acquisition Corporation XII, Inc. ("Acquisition Subsidiary") and CountryBanc Holding Company (the "Company").

          Pursuant to the Agreement, the Company will be merged with and into Acquisition Subsidiary, with Acquisition Subsidiary being the surviving corporation (the "Merger"). In the Merger, the outstanding shares of Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share, of the Company, other than any shares owned by Gold Banc, Acquisition Subsidiary or the Company (which shares will be canceled), will be exchanged for fully paid and nonassessable shares of common stock, par value $1.00 per share, of Gold Banc (the "Gold Banc Common Stock"). In addition, all of the outstanding shares of Preferred Stock, Special Series, par value $0.01 per share ("Preferred Stock"), of the Company, which vest in accordance with
Section 3 of the Amended and Restated Stock Restriction Agreement, dated October 17, 1996, between the Company, Don C. McNeill, William Randon and others, other than any shares owned by Gold Banc, Acquisition Subsidiary or the Company (which shares will be canceled), will be exchanged for fully paid and nonassessable shares of Gold Banc Common Stock. The unvested outstanding shares of Preferred Stock will be cancelled for no consideration as part of the Merger.

          In connection with the transactions contemplated by the Agreement, Gold Banc will file with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the shares of Gold Banc Common Stock to be issued in the Merger. This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

          In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Articles of Incorporation and Bylaws of Gold Banc, (iii) the Agreement, and (iv) resolutions of the Board of Directors of Gold Banc relating to the Merger. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate as a basis for the opinions set forth

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Gold Banc Corporation, Inc.
December 29, 1999
Page 2


herein. In addition, we have assumed that the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Agreement. We have also assumed that the shares of Company Class A and Class B common stock and vested Preferred Stock are held as capital assets by the stockholders of the Company.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the completeness and authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than Gold Banc, we have assumed that such parties had the power and authority to enter into and perform their obligations thereunder and have also assumed the due authorization, execution and delivery by such parties of such documents. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers of Gold Banc and others.

          Based upon and subject to the foregoing and subject to the qualifications and exceptions heretofore and hereinafter set forth, we are of the opinion that:

          1. The Merger of the Company with and into Acquisition Subsidiary will constitute a reorganization within the meaning of sections 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code.

          2. No gain or loss will be recognized by the stockholders of the Company who exchange all of their Company Class A common stock, Class B common stock and vested Preferred Stock solely for Gold Banc Common Stock pursuant to the Merger. Gain or loss may be recognized by stockholders of the Company with respect to cash received in lieu of a fractional share interest in Gold Banc Common Stock.

          3. The tax basis of Gold Banc Common Stock received by the stockholders of the Company in the Merger will equal the tax basis of the Company Class A common stock, Class B common stock or vested Preferred Stock exchanged therefor, adjusted to reflect the impact of the payments of cash for fractional share interests in Gold Banc Common Stock.

          4. The holding period of Gold Banc Common Stock received by the stockholders of the Company in the Merger will include the holding period of the Company Class A common stock, Class B common stock or vested Preferred Stock exchanged therefor.


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Gold Banc Corporation, Inc.
December 29, 1999
Page 3


          Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign, or other tax considerations.

          If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated thereunder, and Internal Revenue Service rulings, procedures, and other pronouncements, published by the United States Internal Revenue Service. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. This opinion is not binding on the Internal Revenue Service, and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, the reference to this opinion under the heading "Federal Income Tax Consequences" in the Registration Statement and the reference to our firm under the heading "Legal Matters" in the related Joint Proxy Statement/Prospectus which forms a part of the Registration Statement. In giving such consent we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                       Very truly yours,

                                       /s/ STINSON, MAG & FIZZELL, P.C.